CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of World Funds Trust and to the use of our report dated May 25, 2012 on the financial statements and financial highlights of The Perkins Discovery Fund, a series of World Funds Trust, formerly a series of the Professionally Managed Portfolios. Such financial statements and financial highlights appear in The Perkins Discovery Fund's 2012 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information of this Registration Statement.

                                                 TAIT, WELLER & BAKER LLP

PHILADELPHIA, PENNSYLVANIA
OCTOBER 29, 2012